EXHIBIT 10.1

PARTICIPATION AGREEMENT

THIS AGREEMENT made and entered into as of the 28th Day of July, 2006, by and between WHITMAR EXPLORATION COMPANY, (hereinafter called "WhitMar"), having its offices located at 555 17th Street, Suite 880, Denver, CO 80202, and True North Energy Corporation (hereinafter called “True North”), having a corporate office at 1200 Smith Street, Houston, TX 77002.

WITNESSETH:

WHEREAS, WhitMar owns approximately 1,054 acres of oil and gas leasehold (the “Prospect Leasehold”) in Newton County, Texas and Calcasieu Parish, Louisiana, which leasehold makes up WhitMar’s Deweyville Prospect, hereinafter referred to as “the Prospect”. The Prospect covers the area outlined on the plat attached hereto as Exhibit “A”, which area is hereinafter referred to as the “Area of Mutual Interest” (“AMI”); and

WHEREAS, WhitMar intends to drill or cause to be drilled an approximate 13,300 foot well on the Prospect Leasehold to adequately test the Yegua Sands, hereinafter referred to as the Prospect Test Well; and

WHEREAS, True North hereby agrees to acquire from WhitMar a portion of the Prospect Leasehold sufficient to give True North an undivided 10% working interest in the said Prospect Test Well, and True North agrees to participate in the said well with a 10% working interest, and WhitMar hereby agrees to sell True North a 10% working interest in such well , subject to the conditions and mutual covenants set forth in this agreement; and

NOW, THEREFORE, for and in consideration of the promises and the respective obligations, duties and responsibilities of WhitMar and True North to be kept and performed as hereinafter set forth, it is mutually agreed between WhitMar and True North as follows:

ARTICLE I. DEFINITIONS

Whenever used or referred to in this Agreement, unless otherwise expressly provided, the terms defined below shall have the meanings assigned to them in this Article. Such meanings shall apply equally to the singular and the plural.

1.1 “Additional Interest” shall mean any oil and gas leasehold interest and/or mineral interest acquired within the AMI after the Initial Prospect Test Well is drilled. It is understood that "Additional Interest" may include the acquisition of developed leasehold as well as undeveloped leasehold in the AMI.

1.2 "Area of Mutual Interest" shall mean the area as so marked on the plat attached hereto as Exhibit "A".

1.3  "Proposing Party" shall mean the party who has submitted a proposal to drill a development well in the Prospect.

1.4 "Non-Proposing Party" shall mean the party receiving a proposal for consideration from the Proposing Party.

1.5 " Prospect Test Well" shall mean the initial 13,000 foot well to be drilled on the Prospect Leasehold to test Yegua Sands, which will be drilled or caused to be drilled by WhitMar.

1.6 "Operator" shall mean WhitMar Exploration Company in regard to any well drilled pursuant to this Agreement where WhitMar is a Participating Party. Where WhitMar is a Non-Participating Party in a proposed well, the Participating Parties shall mutually agree upon the Operator therein.

ARTICLE II. TERM

2.1 This Agreement shall continue in force as to the Prospect Area as long as any lease subject to this Agreement (including extensions or renewals of same) is in full force and effect, unless otherwise extended or is terminated earlier by mutual agreement of the Parties.

ARTICLE III. LEASEHOLD,GEOLOGICAL, GEOPHYSICAL AND WELL COSTS

3.1 Upon execution of this Agreement, True North agrees to pay WhitMar $100,000 as an initial payment for its participation in the Prospect; which shall consist of a $42,500 payment for geological, geophysical and land costs and a $57,500 payment as an earnest money deposit on its share of upcoming drilling costs for the Prospect Test Well.

3.2 WhitMar will drill or cause to be drilled the Prospect Test Well to test the Yegua Sands on the Prospect Leasehold. True North will participate in the said Prospect Test Well on a promoted basis, whereby True North will pay for 12.5% of the costs associated with drilling the said well to “casing point” for its 10% interest therein. “Casing point” as used herein means that point in time when a well has been drilled and logged to its objective depth, and the well has been plugged and abandoned with the surface restored, or a recommendation has been made to set production casing and attempt completion. Where a completion attempt is made and True North elects to participate in such completion, the completion costs for the said Initial Prospect Test well will be paid for on a “heads-up basis”; whereby True North will pay 10% of such costs for its 10% interest in the said well.

3.3 It is understood that WhitMar has negotiated a Turnkey Drilling Contract with Grey Wolf Drilling Company for the Drilling of the Prospect Test Well to casing point for a agreed upon costs not including insurance, well site preparation costs and title costs, and after Grey Wolf has provided WhitMar with electric logs of the well bore, WhitMar and its partners will pay all costs to plug and abandon or to run production casing and attempt completion. Attached hereto as Exhibit “B” is the Authority for Expenditure (“AFE”) setting forth the estimated costs to drill and complete the Prospect Test Well, which AFE is based on the said turnkey contract. Upon execution of this Agreement, True North shall execute the said AFE. It is understood that this is an estimate of costs only, and True North shall pay its agreed upon share of actual costs for the drilling and completion of the said well.

3.4 Inasmuch as Grey Wolf Drilling Company has required that WhitMar prepay into escrow the agreed upon turnkey drilling amount, True North hereby agrees to pay, within fifteen days of the date of this agreement, its agreed upon 12.5% share of estimated drilling costs to casing point as shown in the said AFE, less the contingency liner estimate and less the $57,500 earnest money deposit paid pursuant to Article 3.1 herein.

3.5 It is understood that by participating in the Prospect Test Well, pursuant to Article 3.2 above, True North will earn the right to participate in any development well proposed in the future in the Prospect on a “heads-up basis” for its 10% share of the Prospect Leasehold.

ARTICLE IV. INTERESTS EARNED AND ASSIGNMENTS

4.1 Upon the drilling and completion of the said Prospect Test Well, and upon WhitMar’s receipt of all payments due from True North pursuant to Articles 3.1 and 3.2 of this Agreement, WhitMar will assign to True North, by recordable assignment, 10% of the Prospect Leasehold, which leasehold interest will be subject to twenty eight percent (28%) royalty burdens, leaving True North with a seventy two percent (72%) net revenue interest (“NRI”) in the Prospect Leasehold.

4.2 If the Prospect Test Well is completed as a producer, True North will be entitled to production revenues from said well allocable to its 10% working interest at a 72% NRI, and True North will be responsible for 10% of the operating costs and expenses allocable to said well.

ARTICLE V. OPERATING AGREEMENT

5.1 Any well drilled in the Prospect shall be drilled pursuant to the Operating Agreement attached hereto as Exhibit “C”. The AMI of this agreement shall be the Contract Area of said Operating Agreement.

ARTICLE VI. SUBSEQUENT WELL PROPOSALS AND OTHER OPERATIONAL ACTIVITIES

6.1 After the said Initial Prospect Test Well is drilled, any party hereto may propose the drilling of an additional well in the Prospect Area. The proposal shall be in writing, setting forth the location of the proposed well, depth and formation(s) to be tested, and a detailed cost estimate. The Non-Proposing Party or Parties shall have thirty (30) days or such lesser period as is set out by the Proposing Party in the proposal to the Non-Proposing Party necessitated by particular circumstances such as rig availability, threatened termination of leasehold or other relevant factors. In no event shall the period be less then ninety-six (96) hours excluding Saturday, Sunday, and legal banking holidays after receipt of such proposal, within which to notify the Proposing Party of its election to participate in the drilling of such well. Failure to so advise the Proposing Party within the prescribed period shall constitute an election not to participate in said well.

6.2 If an election is made by all Non-Proposing Parties to participate in the proposed well, all costs and expenses in accordance with the drilling and equipping of such well shall be borne on a “heads-up basis” by the participating parties for their respective interest herein.

6.3 If WhitMar as the Proposing Party and/or if WhitMar, as a Non-Proposing Party elects to participate in the proposed well, and if there is no third party operator involved, WhitMar will operate the said well. If WhitMar elects not to participate in the proposed well, the participating parties shall mutually agree on an Operator.

6.4 If any party elects not to participate for its proportionate share in an additional well proposed hereunder, such party relinquishes its leasehold position in the proposed well with no retention of any beneficial interest therein; this being commonly referred to as an “in or out” provision.

6.5 All other operational activities in the Prospect shall be governed by the Operating Agreement attached hereto as Exhibit "C".

ARTICLE VII. AREA OF MUTUAL INTEREST:

7.1 In the event any party hereto acquires an Additional Interest covering lands situated in whole or in part within the Area of Mutual Interest, the acquiring party (hereinafter referred to as "Proposing Party") shall promptly notify the non-acquiring party (hereinafter referred to as "Non-Proposing Party") of such Additional Interest and shall attach a copy of the instrument evidencing same, together with all title materials in its possession and an itemized statement of the acquisition costs attributable to each such interest. Such acquisition costs shall exclude any overhead, financial or other internal costs incurred by the Proposing Party. The Non-Proposing Party shall have the option to acquire its proportionate share of the Additional Interest on a “heads up basis”, pursuant to Article 3.1 herein, by notifying the Proposing Party of its election in writing within fifteen (15) days after receipt of such offer; or within forty eight (48) hours exclusive of Saturdays, Sundays and legal banking holidays of receipt of such offer in the event an oil and gas rig is drilling or standing by and accumulating charges anywhere within the proposed area in which the Additional Interest is located after receipt of such offer. Failure of a Non-Proposing Party to so notify the Proposing Party in the specified time period shall be deemed an election not to participate. Should the Non-Proposing Party elect to acquire its proportionate share of said interest, such party shall, within thirty (30) days of its election pay to the Proposing Party its share of the acquisition costs or assume its proportionate share of any contractual commitment necessary to earn such Additional Interest. Upon such payment, the Proposing Party shall promptly execute and deliver to the Non-Proposing Party an assignment for its share of such interest, in customary form and containing a "By, Through and Under" Warranty as to title of the Additional Interest assigned. If the Proposing Party does not receive timely payment from the parties who elect to so participate, the Proposing Party may give such non-paying parties certified written notice that failure to receive such payment in five (5) days shall be deemed an election by such non-paying party to not participate in the acquisition of such interest.

7.2 It is understood that any Additional Leasehold Interest acquired in the form of oil and gas leasehold shall be subject to the royalty and overriding royalty burdens referred to in Article 4.1 hereinabove.

7.3 It is understood and agreed that the terms and provisions of this Article VII do not apply to the acquisition by a party to this Agreement of developed or undeveloped leasehold in the AMI acquired as a result of a merger, reorganization, consolidation, or acquisition of all or substantially all of another company’s assets.

ARTICLE VIII. PREFERENTIAL RIGHTS

8.1 Should True North desire to sell or farmout all or any part of its leasehold interest acquired pursuant to this Agreement to any party other than an affiliate of True North or a party controlled by True North, it shall promptly give written notice to WhitMar, with full information concerning the proposed sale or farmout, which shall include the name and address of the prospective buyer or farmee (who must be ready, willing and able to perform under the terms and conditions of the sale or farmout), and all other terms of the proposed sale or farmout. WhitMar shall then have a preferential right for a period of twenty (20) days after receipt of the notice, to elect to buy or farmin the interest of True North on the same terms and conditions. For the purposes of this Agreement, the terms "farmout" and "farmin" shall be deemed as follows: A contract in which one party agrees to assign to another, in whole or in part, leasehold interests in certain acreage upon completion of drilling obligations and the performances of any other covenants and conditions therein contained.

8.2 It is understood that this provision shall not apply in the case of a merger, consolidation, and/or assignment to a corporate parent, subsidiary or affiliate that is controlled by True North and/or the principals of True North.

ARTICLE IX. NOTICES AND PROPOSALS

9.1 Except as otherwise provided, all notices and proposals that are required to be given herein shall be given in writing and delivered by first class, registered or certified mail, recognized courier service, and/or by telephone facsimile and addressed to the party to which such notice is given as follows:

True North Energy Corporation 1400 Woodloch Forest Drive, Suite 530 Houston, TX 77380 Attn: John I. Folnovic (832) 295-0741	WhitMar Exploration Company 555 17th. Street, Suite 880 Denver, Co 80202 Attn: Whitney H. Marvin (303) 991-9400

9.2 The time periods specified herein in which a Non-Proposing Party must make a response shall commence on the date the originating notice or proposal is received. Should the notice period end on a Saturday, Sunday or legal banking holiday, the notice period shall be extended to end on the next successive workday.

ARTICLE X. ASSIGNABILITY

10.1 The rights hereby granted to True North may not be assigned or transferred, in whole or in part, without the express written consent of WhitMar being first obtained (which consent shall not be unreasonably withheld). Mergers, consolidation, and assignments to a corporate parent, subsidiary or affiliate shall not be deemed a transfer or assignment requiring the consent of the other party; likewise an assignment to any entity, domestic or foreign, that is controlled by True North and/or the principals of True North shall not be deemed a transfer or assignment requiring the consent of WhitMar.

ARTICLE XI. TAXATION

11.1 This Agreement is not intended to create, and shall not be construed to create, a relationship, a partnership, or an association for profit between or among the parties hereto. Notwithstanding any provisions herein that the rights and liabilities hereunder are several and not joint or collective, or that this Agreement and operations hereunder shall not constitute a partnership, if for Federal income tax purposes this Agreement and the operations hereunder are regarded as a partnership, each party hereby affected elects to be excluded from the application of all of the provisions of Subchapter “K”, Chapter “1”, Subtitle “A”, of the Internal Revenue Code of 1986, as permitted and authorized by Section 761 of the Code and the regulations promulgated thereunder. Any operator designated under the terms of this Agreement is authorized and directed to execute on behalf of each party hereby affected such evidence of this election as may be required by the Secretary of the Treasury of the United States or the Federal Internal Revenue Service, including specifically, but not by way of limitation, all of the returns, statements, and the data required by Federal Regulations 1.761-(2). Should there be any requirement that each party, hereby affected, give further evidence of this election, each such party shall execute such documents and furnish such other evidence as may be required by the Federal Internal Revenue Service or as may be necessary to evidence this election. No party shall give any notices or take any other action inconsistent with the election made hereby. If any present or future income tax laws of the State or States in which the area covered by this Agreement is located or any future income tax laws of the United States contain provisions similar to those in Subchapter "K", Chapter 1, Subtitle "A", of the Internal Revenue Code of 1986, under which an election similar to that provided by Section 761 of the Code is permitted, each party hereby affected shall make such election as may be permitted or required by such laws. In making the foregoing election, each such party states that the income derived by such party from operations hereunder can be adequately determined without the computation of partnership taxable income.

ARTICLE XII. MISCELLANEOUS

12.1 This Agreement contains the entire agreement of the parties with respect to the subject matter hereof, shall be governed by and construed in accordance with the laws of the State of Texas, and may be executed in multiple counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.

12.2 It is understood that if this Agreement is not fully executed by True North and returned to WhitMar with the agreed upon $100,000 initial payment within five (5) days from the date set forth hereinabove, WhitMar may, at its sole option, terminate this Agreement. If True North does not pay the remainder of its share of estimated drilling costs, as referred to in Article 3.4 herein, within 15 days of the date of this agreement, WhitMar may, at its sole option, terminate this agreement; in which case the initial $100,000 payment paid by True North shall be retained by WhitMar until such time as True North participates in another prospect with WhitMar, at which time such $100,000 shall be credited to True North for its share of costs in such future prospect.

12.3 It is understood that the only consequence of WhitMar’s failure to drill the Prospect Test Well contemplated herein shall be the ipso facto cancellation of this agreement in its entirety and WhitMar’s immediate return of any funds paid by True North to WhitMar.

IN WITNESS THEREOF, THIS INSTRUMENT IS EXECUTED ON THIS THE 28TH DAY OF JULY, 2006.

WITNESS:	WHITMAR EXPLORATION COMPANY

/s/ Sarrah Garrett	/s/ Whitney H. Marvin
Whitney H. Marvin, President

WITNESS:	TRUE NORTH ENERGY CORPORATION

/s/ Charlene Ripley	/s/ John I. Folnovic
John I. Folnovic, President